EXHIBIT 99.2
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                    [Midwest Banc Holdings, Inc. Letterhead]

     PRESS RELEASE

For further information, please contact:
Edward H. Sibbald, Senior Vice President and Chief Financial Officer
(708) 865-1053

                 MIDWEST BANC HOLDINGS, INC. ANNOUNCES AGREEMENT
                 TO ACQUIRE SERVICE FIRST FINANCIAL CORPORATION

(Melrose Park, IL -- May 5, 2000). Midwest Banc Holdings, Inc. (NASDAQ: MBHI), a community-based bank holding company, announced today it has reached an agreement in principle to acquire Service First Financial Corporation on a cash transaction basis. The transaction is subject to the negotiation of a definitive agreement and regulatory approval and is currently expected to be completed by the end of the third quarter.

Service First Financial Corporation provides a full range of investment brokerage services, financial planning and advisory services and insurance programs. The company is owned by Joseph E. Johnson, President, and operates with a staff of eight professionals in three Midwest Banc Holdings, Inc. subsidiary locations in Elmwood Park, Melrose Park and Monmouth, Illinois. Service First Financial Corporation's main office is 1610 N. Harlem Avenue, Elmwood Park, Illinois.

The company serves more than 1,900 clients -- approximately 40% of whom are also customers of Midwest Banc Holdings, Inc., subsidiaries. Annual commissions and fees of Service First Financial Corporation were approximately $1.2 million in 1999.

The proposed acquisition of Service First Financial Corporation by Midwest Banc Holdings, Inc., represents the evolution and culmination of an eleven-year relationship. As a contract representative of a national securities brokerage firm, Joseph E. Johnson has provided brokerage services to customers of Midwest Bank and Trust Company, the flagship bank of Midwest Banc Holdings, Inc. on a third party vendor basis since October 1989.

Robert L. Woods, President and Chief Executive Officer of Midwest Banc Holdings, Inc., stated that "Joe Johnson and his staff have developed many valuable client relationships and generated a considerable amount of fee income for Midwest Bank and Trust Company under our current arrangement. The proposed acquisition will expand Service First Financial Corporation's coverage to all of our banking centers and allow us to fully participate in the accelerating growth of investment and insurance services."

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Midwest Banc Holdings, Inc.
Press Release for Immediate Distribution
Agreement to Acquire Service First Financial Corporation
Page 2 of 2

Mr. Woods also noted that the proposed acquisition is one step in Midwest Banc Holdings, Inc.'s overall strategic efforts to increase fee income levels and create a reliable base of future revenues in non-bank financial services.

Midwest Banc Holdings, Inc. provides a wide range of banking services, personal and corporate trust services, residential mortgage origination, insurance and limited securities brokerage activities throughout the greater Chicago metropolitan area and Western Illinois. The company's four principal operating subsidiaries are: Midwest Bank and Trust Company, Midwest Bank, Midwest Bank of McHenry County and Midwest Bank of Western Illinois.

This press release may contain certain "Forward-looking Statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 as amended, and should be reviewed in conjunction with other publicly available information regarding the Company, copies of which are available from the Company upon request. The Company's ability to predict results or the actual effects of future plans or strategies is inherently uncertain, and should be considered in evaluating "Forward Looking Statements."

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